Exhibit 99.2

FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS

CENTER BANCORP, INC.

[_________] Shares of Common Stock
Offered Pursuant to Rights Distributed to Stockholders of Center Bancorp, Inc.

[______________, 2009]

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME ON [_________________], UNLESS EXTENDED BY CENTER BANCORP, INC.

Dear Stockholder:

This notice is being distributed by Center Bancorp, Inc. (the “Company”) to all holders of record of its common stock, no par value (the “Common Stock”), as of 5:00 p.m., New York time, on [__________,] 2009 (the “Record Date”), in connection with an offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock.  The Rights, the Rights Offering and the Common Stock are described in the Company’s enclosed Prospectus, dated [_________,] 2009 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of [__________] shares of its Common Stock, as described in the Prospectus.

You will receive one Right for each share of Common Stock owned as of the Record Date.  Each Right will entitle you to purchase [______] shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $[____] per share (the “Subscription Price”).  In addition, each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Privileges at the same Subscription Price of $[____] per share (the “Over-Subscription Privilege”).  The maximum number of shares of Common Stock that may be purchased by a holder pursuant to the Over-Subscription Privilege will be determined according to the following formula based on the holder’s percentage ownership of the outstanding shares of Common Stock on the Record Date:  total number of unsubscribed shares multiplied by the holder’s ownership percentage at the Record Date.  Fractional Rights or cash in lieu of fractional rights will not be issued in the Rights Offering.  Fractional shares will be rounded down to the nearest whole number.

The Rights will expire if they are not exercised by 5:00 p.m. New York time, on [__________,] 2009, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”).  All exercises of Rights are irrevocable.  You should read the Prospectus carefully before deciding whether to exercise your Rights.

Your Rights will be evidenced by the accompanying non-transferable subscription rights certificate (the “Subscription Rights Certificate”) registered in your name(s) which, if not exercised, will cease to have any value as of the Expiration Date.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Your Subscription Rights Certificate;

3.	Instructions as to Use of the Company’s Subscription Rights Certificates; and

4.	A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested.  To exercise your Rights, you should properly complete and sign the Subscription Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for in the Rights Offering, to the Subscription Agent prior to the Expiration Date, as indicated in the Prospectus.  The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained from Registrar and Transfer Company, the Subscription Agent.  The Subscription Agent’s telephone number is 800-368-5948.  Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription Agent.

As always, thank you for your investment in, and continued support of, Center Bancorp, Inc.

Very truly yours,

CENTER BANCORP, INC.